FOR IMMEDIATE RELEASE

Captaris Reports Q4 2007 Revenue of $28.1 Million, up 11% from the prior year and 21% sequentially

Bellevue, Wash. — February 14, 2008 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric processes, today reported financial results for its 2007 fourth quarter and fiscal year ended December 31, 2007.

Total revenue for the fourth quarter was $28.1 million, a 21% increase over the preceding quarter and 11% over the fourth quarter of 2006. Fourth quarter revenue by category compared to the fourth quarter of 2006 is as follows:

•	Software revenue was $10.0 million, an increase of $753,000
•	Maintenance, support and services revenue was $11.1 million, an increase of $1.6 million
•	Hardware revenue was $5.1 million, a decrease of $1.4 million
•	Appliance revenue, the FaxPress product line of hardware and embedded software, was $1.9 million

Gross profit was $19.4 million, compared to $17.4 million in the prior year’s fourth quarter; gross margin was 69.2%, compared to 68.8% in the same quarter last year.

Total operating expenses for the fourth quarter were $19.9 million, compared to $15.1 million in the prior year’s fourth quarter. The increase is primarily due to approximately $1.7 million for Castelle which was acquired in July, 2007, approximately $1.5 million of planned additional cost for the consolidation and outsourcing of the Company’s software development activities, approximately $650,000 associated with its sales organization’s geographic expansion and skills enhancement, and approximately $750,000 for higher legal and advisory services, travel and other G&A costs

David P. Anastasi, President and CEO of Captaris, stated, “We are a much stronger and revenue diverse company than a year ago. Our improvement in fourth quarter revenue is attributable to our strategic initiatives that significantly increased our scale, products and market reach. Our recent acquisitions of Castelle and CDT expand our product offerings, make us a significantly larger player in the rapidly evolving distributed capture market and substantially expand our international presence.”

“We are already seeing increased speed to market, with several exciting new product releases scheduled for the first half of 2008, and are expanding distribution through greater participation with our MFP (multi-function printer devices), Microsoft and IP Telephony channel partners. In addition, we have expanded and strengthened our sales organization and are focused on leveraging the success we’ve already seen in larger markets in both the U.S. and internationally. Our focus in 2008 will be to maximize our expanded opportunities for increased revenue and to leverage improved operational efficiencies to drive improving profitability.”

The Company recognized stock-based compensation expense of $396,000 in the fourth quarter of 2007, compared to $201,000 in the fourth quarter of 2006. Amortization of intangible assets for the fourth quarter of 2007 was $864,000, including $500,000 in cost of revenue and $364,000 in operating expenses, compared to $693,000 in the fourth quarter of 2006, including $481,000 in cost of revenue and $212,000 in operating expenses. Depreciation was $768,000 in the fourth quarter of 2007, compared to $697,000 in the fourth quarter of 2006.

The Company reported net income for the fourth quarter of 2007 of $168,000, or $0.01 per basic and diluted share, compared to net income of $2.2 million, or $0.08 per basic and diluted share, for the fourth quarter in 2006.

For the year ended December 31, 2007, net revenue was $94.8 million, compared to $92.0 million in 2006. Total operating expenses were $69.9 million, compared to $60.4 million in 2006. Net income for the full year was $224,000, or $0.01 per basic and diluted share, compared to net income of $4.0 million, or $0.14 per basic and diluted share, in 2006. The results in 2007 included a $1.5 million tax benefit, of which approximately $400,000 was due to the realization of R&D tax credits related to prior years.

Cash flow from operations was $2.2 million in the fourth quarter of 2007, compared to $1.9 million in the prior year’s fourth quarter. Cash flow from operations for the year ended December 31, 2007 was $11.2 million, compared to $13.9 million for 2006.

Consolidated cash, cash equivalents and investment balances as of December 31, 2007 totaled $46.3 million, compared to $46.5 million as of September 30, 2007 and $59.4 million as of December 31, 2006. On January 4, 2008 the Company purchased Océ Document Technology for a net cash payment of $15.3 million.

Deferred revenue at December 31, 2007 was $28.7 million compared to $25.9 million at December 31, 2006 and $27.7 million as of September 30, 2007.

Stock Repurchase
During the quarter, the Company repurchased 300,000 shares of its outstanding common stock at a cost of $1.45 million, at an average purchase price of $4.83 per share. For the full year 2007, the Company repurchased approximately 1.7 million shares at a cost of $9.5 million, compared to approximately 2.1 million shares at a cost of about $11.3 million in 2006.

On December 31, 2007, approximately 26.4 million shares of common stock were outstanding and $9.6 million was available for share repurchase under the Company's stock repurchase program. Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements.

Conference Call
The Company will discuss its 2007 fourth quarter and full year results and business outlook for the first quarter of 2008 on its regularly scheduled conference call today, February 14th, at 7:30 a.m. PT (10:30 a.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under “featured events”). To access the live conference call, dial (800) 240-7305 and give the Company name “Captaris.” An audio replay of the conference call can be accessed at (800) 405-2236. The replay will be available starting two hours after the call and remain in effect until Friday, February 22nd at 11:59 PT. The required pass code is 11107967#.

About Captaris, Inc.
Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. The products of Captaris and its subsidiaries Castelle and Captaris Document Technologies GmbH, including Captaris RightFax, Captaris Workflow, Captaris Alchemy, the FaxPress line of products, RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER, and Mail CENTER are distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.captaris.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle. RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER and Mail CENTER are trademarks of Captaris Document Technologies GmbH. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding expected releases of new products and our strategic plans for 2008. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, including the recent acquisition of Captaris Document Technologies GmbH, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ quarterly reports on Form 10-Q filed in 2007, and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.	MKR Group, Inc.
Erika Simms	Investor Relations
Treasury Analyst	Todd Kehrli or Jim Byers
(425) 638-4048	(323) 468-2300
ErikaSihmms@Captaris.com	capa@mkr-group.com

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$46,182	$10,695
Short-term investments, available-for-sale	137	7,084
Accounts receivable, net	19,348	21,347
Inventories, net	1,681	961
Prepaid expenses and other current assets	4,427	2,971
Income tax receivable and current deferred tax assets, net	3,527	3,052
Total current assets	75,302	46,110

Long-term investments, available-for-sale	5	41,584
Restricted cash	1,000	1,000
Other long-term assets	842	303
Equipment and leasehold improvements, net	7,735	4,340
Intangible assets, net	11,748	6,570
Goodwill	37,522	32,199
Long-term deferred tax assets, net	5,344	3,842
Total assets	$139,498	$135,948

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$8,621	$5,308
Accrued compensation and benefits	5,528	4,522
Other accrued liabilities	1,706	1,920
Income taxes payable	327	192
Deferred revenue	22,747	20,328
Total current liabilities	38,929	32,270

Other long-term accrued liabilities	696	307
Long-term deferred revenue	5,962	5,544
Total liabilities	45,587	38,121

Shareholders' equity:
Common stock	264	275
Additional paid-in capital	40,971	46,614
Retained earnings	49,961	49,790
Accumulated other comprehensive income	2,715	1,148
Total shareholders' equity	93,911	97,827

Total liabilities and shareholders' equity	$139,498	$135,948

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net revenue:
Software revenue	$10,017	$9,264	$33,164	$34,428
Maintenance, support and services revenue	11,125	9,490	40,355	36,183
Hardware revenue	5,053	6,469	17,773	21,375
Appliance revenue	1,890	-	3,537	-
Net revenue	28,085	25,223	94,829	91,986

Cost of revenue	8,656	7,865	28,754	27,720

Gross profit	19,429	17,358	66,075	64,266

Operating expenses:
Research and development	4,895	2,840	16,167	12,227
Selling and marketing	9,454	8,051	35,084	31,830
General and administrative	5,222	3,964	18,392	16,103
Amortization of intangible assets	364	212	1,029	1,274
In-process research and development	-	-	219	-
Gain on sale of discontinued product line CallXpress	-	-	(1,000)	(1,000)

Total operating expenses	19,935	15,067	69,891	60,434

Operating income (loss)	(506)	2,291	(3,816)	3,832

Other income (expense):
Interest income	462	500	2,052	1,894
Other income, net	288	292	467	55
Other income	750	792	2,519	1,949

Income (loss) from continuing operations before income tax expense	244	3,083	(1,297)	5,781
Income tax expense (benefit)	75	827	(1,525)	1,816

Income from continuing operations	169	2,256	228	3,965

Discontinued operations:
Gain (loss) from sale of MediaTel assets, net of income tax expense (benefit)	(1)	(11)	(4)	16
Income (loss) from discontinued operations	(1)	(11)	(4)	16

Net income	$168	$2,245	$224	$3,981

Basic net income per common share:
Income from continuing operations	$0.01	$0.08	$0.01	$0.14
Income (loss) from discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income	$0.01	$0.08	$0.01	$0.14

Diluted net income per common share:
Income from continuing operations	$0.01	$0.08	$0.01	$0.14
Income (loss) from discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income	$0.01	$0.08	$0.01	$0.14

Weighted average basic common shares	26,446	27,206	27,019	27,899
Weighted average diluted common shares	26,733	28,506	27,623	28,514

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	December 31,
	2007	2006

Cash flows from operating activities:
Net income	$224	$3,981
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	2,700	3,104
Amortization	2,980	3,198
Stock-based compensation expense	1,367	677
In process research and development	219	-
(Gain) loss on disposition of assets	(7)	74
Impairment of long-lived assets and intangibles	83	-
Provision for doubtful accounts	114	29
Changes in assets and liabilities:
Accounts receivables	2,658	(2,563)
Inventories, net	411	(411)
Prepaid expenses and other assets	(1,853)	(1,159)
Income tax receivable and deferred income taxes, net	(1,977)	2,292
Accounts payable	2,603	622
Accrued compensation and benefits	183	765
Other accrued liabilities	(469)	(489)
Income taxes payable	(109)	111
Deferred revenue	2,088	3,692
Net cash flow provided by operating activities	11,215	13,923

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(5,244)	(1,284)
Purchase of investments	(38,945)	(71,242)
Purchase of Castelle, net of cash acquired	(11,974)	-
Proceeds from disposals of assets	55	14
Proceeds from sales and maturities of investments	87,481	67,790
Net cash provided (used) in investing activities	31,373	(4,722)

Cash from financing activities:
Proceeds from exercise of common stock options	2,165	5,278
Repurchase of common stock	(9,494)	(11,301)
Excess tax benefits from stock-based compensation	308	1,116
Net cash used in financing activities	(7,021)	(4,907)

Net increase in cash	35,567	4,294

Effect of exchange rate changes on cash	(80)	(19)

Cash and cash equivalents at beginning of period	10,695	6,420

Cash and cash equivalents at end of period	$46,182	$10,695